EXHIBIT 99

National Western Life Announces First Quarter 2004 Earnings

Austin, Texas, May 10, 2004 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today consolidated net earnings of $69.3 million, or $19.27 per diluted share, for the quarter ended March 31, 2004. The results include the effect of a required change in accounting principle for certain of the Company's annuity contracts in force which increased reported net earnings by $54.7 million, or $15.21 per diluted share. For the quarter ended March 31, 2003, the Company previously reported consolidated net earnings of $9.7 million, or $2.74 per diluted share. The Company's book value per share at March 31, 2004 increased to $212.95 from $191.69 per share at December 31, 2003. Approximately, $15.38 of the increase in book value per share was associated with the required accounting principle change.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $13.7 million, or $3.80 per diluted share, for the quarter ended March 31, 2004, compared with $14.1 million, or $3.97 per diluted share, for the quarter ended March 31, 2003. Mr. Moody indicated that the operating results were within expectations noting that the Company's record sales levels the past two years have created a larger block of business generating increased revenue streams. "Excluding the market value changes on index options and realized capital gains and losses, our core operating revenues in the quarter increased 10% over the prior year reflecting gains in our total amount of business in force," Mr. Moody noted.

The Company's annuity sales(2) in the first quarter of $274.2 million exceeded first quarter 2003 annuity sales of $169.5 million by 62%. Mr. Moody observed that the momentum behind the Company's record $1.2 billion of annuity sales last year began to emerge in the second quarter of 2003 and continued through the end of the year. "First quarter 2004 sales have continued at nearly the same pace as the latter part of 2003 despite the first quarter historically being a lower sales quarter," Mr. Moody stated. The Company's equity-indexed annuity products accounted for 57% of total annuity sales in the first quarter of 2004 up from approximately 40% of total annuity sales in 2003. Mr. Moody offered that the renewed favor of equity instruments combined with the Company's new equity-indexed annuity product offerings were the main factors affecting the change in mix of sales.

Investment performance continued to show gains as investment income, excluding index options (3), totaled $71.1 million in the first quarter of 2004 compared to $63.4 million in the first quarter of 2003. Mr. Moody indicated that the Company's investment portfolio quality continued to recover from the depressed valuation period of 2001 through 2003 noting that the Company's overall portfolio market value exceeded the Company's cost basis in the portfolio and the impairment issues of the past few years were much less prevalent. Realized investments losses of $4.4 million, net of tax, reported in the first quarter of 2003 represented writedowns on several securities considered impaired.

New accounting guidance released in 2003 was required to be implemented by the Company in its financial statements effective January 1, 2004. The guidance prescribed the requisite accounting and reporting for insurance enterprises of certain long-duration contracts including annuity contracts previously sold by the Company which remain in force. The effect of the accounting change was to reduce reserves held for future policy benefits by $77.5 million, net of tax, partially offset by an acceleration in the write off of related deferred acquisition costs in the amount of $22.8 million after taxes. The net amount of $54.7 million is reported as a cumulative effect from a change in accounting principle.

At March 31, 2004, the Company maintained total stockholders' equity of $757 million, assets of $5.5 billion, and life insurance in force of approximately $13.0 billion.
(1)

The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

(2)

Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

(3)

The Company considers net investment income, excluding index option changes, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in index option values. As net investment income, excluding index option changes, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended
	March 31,

	2004	2003

Net investment income	$72.5	58.9
Gain (loss) on index options	1.4	(4.5)

Net investment income
excluding index options	$71.1	63.4

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,

	2004	2003

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$97,619	88,625
Index options	1,386	(4,464)
Realized gains (losses) on investments	1,459	(6,709)

Total revenues	$100,464	77,452

Earnings:
Earnings from operations	$13,668	14,087
Net realized gains (losses) on investments	948	(4,361)
Cumulative effect of a change in accounting
principle	54,697	-

Net earnings	$69,313	9,726

Basic Earnings Per Share:
Earnings from operations	$3.84	4.00
Net realized gains (losses) on investments	0.27	(1.24)
Cumulative effect of a change in accounting
principle	15.39	-

Net earnings	$19.50	2.76

Basic Weighted Average Shares	3,554	3,525

Diluted Earnings Per Share:
Earnings from operations	$3.80	3.97
Net realized gains (losses) on investments	0.26	(1.23)
Cumulative effect of a change in accounting
principle	15.21	-

Net earnings	$19.27	2.74

Diluted Weighted Average Shares	3,597	3,549

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com